Exhibit 99.1

GENERAL CABLE ANNOUNCES LEADERSHIP CHANGES IN THE AMERICAS
HIGHLAND HEIGHTS, KENTUCKY, August 18, 2016 - General Cable Corporation (NYSE: BGC) announced today executive leadership changes in Latin America and North America.
Effective August 29, 2016, Juan Mogollon will join General Cable as Senior Vice President of Latin America. Mr. Mogollon will be responsible for the execution of the Company’s strategic roadmap within the Latin American region focused on driving a leading cost and efficiency position; delivering growth through innovation; and cultivating a high-performance culture - all of which will contribute to substantial value creation ahead.
Mr. Mogollon most recently served as President of Growth Markets at Tyco International. Prior to joining Tyco, Mr. Mogollon held global leadership positions at United Technology Corporation and General Electric. Mr. Mogollon holds a master’s degree in Mechanical Engineering from the University of California at Berkley and a bachelor’s degree in Nuclear Engineering from the University of Arizona.
“We are pleased to welcome Juan as part of General Cable’s Strategic Leadership Team,” said Michael T. McDonnell, President and Chief Executive Officer. “His breadth and depth of experience spans multiple industrial segments across mature and emerging markets. I fully expect that we will benefit tremendously from his proven leadership experience in driving performance improvement, growth and operational efficiencies.”
Additionally, the Company announced that Gregory J. Lampert, Executive Vice President, President & Chief Executive Officer of the Americas, will leave the Company to pursue other opportunities, pending a suitable transition period. The Company will conduct an external search for an operating executive to lead the North American business. In the interim, Mr. McDonnell will assume direct responsibility for the North America business effective immediately.
“Greg has been a valued contributor to the General Cable team,” Mr. McDonnell said. “I would like to thank him for his years of service and dedication to the businesses he has served.”
General Cable (NYSE:BGC), is a leader in the development, design, manufacture, marketing and distribution of copper, aluminum and fiber optic wire and cable products for the energy, industrial, and communications markets. For more information about General Cable visit our website at www.generalcable.com.
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